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                                                                      Exhibit 11

American Classic Voyages Co.

Computation of Earnings Per Share




                                                                            For the Three Months           For the Nine Months
                                                                             Ended September 30,            Ended September 30,
                                                                          ------------------------        ------------------------
(In thousands, except per share data)                                       1997            1996            1997            1996
                                                                          -------         --------        --------        --------
Net earnings per common and common equivalent
share:
  Weighted average number of shares of common
  stock outstanding..................................................      13,962          13,805          13,938          13,783

Additional shares assuming exercise of dilutive stock
options based on treasury stock method using average
market price.........................................................         372               -             288               -

Additional shares assuming immediate vesting of
common stock units...................................................          15               -               6               -
Average common and common equivalent shares                                ------          ------          ------        --------
outstanding..........................................................      14,349          13,805          14,232          13,783
                                                                           ======          ======          ======        ========
Net income (loss)....................................................      $2,770          $2,851          $1,959        $(40,039)
Earnings (loss) per common and common equivalent                           ======          ======          ======        ========
share................................................................      $ 0.19          $ 0.21           $0.14        $  (2.90)
                                                                           ======          ======          ======        ========
Net earnings per common share assuming full dilution:
  Weighted average number of shares of common
  stock outstanding..................................................      13,962          13,805          13,938          13,783

Additional shares assuming exercise of dilutive stock
options based on treasury stock method using the quarter-
end price if higher than the average market price....................         663             199             666               -

Additional shares assuming immediate vesting of
common stock units...................................................          15               -              15               -
Average common and common equivalent shares                                ------          ------          ------        --------
outstanding..........................................................      14,640          14,004          14,619          13,783
                                                                           ======          ======          ======        ========
Net income (loss)....................................................      $2,770          $2,851          $1,959        $(40,039)
                                                                           ======          ======          ======        ========
Earnings (loss) per share assuming full dilution.....................      $ 0.19          $ 0.20          $ 0.13        $  (2.90)
                                                                           ======          ======          ======        ========
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